Exhibit 99.1

Intersect ENT Reports Third Quarter 2018 Results

MENLO PARK, Calif. — November 5, 2018 — Intersect ENT, Inc. (NASDAQ:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today reported financial results for the third quarter ended September 30, 2018.

Third Quarter Financial Results

Total revenue grew to $24.7 million for the third quarter 2018 compared to $22.3 million for the same period of 2017, an increase of 11%. This increase was attributable to growth in the adoption of the PROPEL® family of steroid releasing implants as well as to commercialization of the SINUVA® (mometasone furoate) Sinus Implant, which contributed over 3% of revenue, or $0.8 million, in the third quarter of 2018.

Gross profit for the third quarter 2018 was $19.5 million and gross margin was 79%, compared to gross profit of $18.5 million and gross margin of 83% for the third quarter of 2017. The decrease in gross margin was attributable to increased overhead and inefficiencies primarily associated with the introduction of SINUVA.

Operating expenses for the third quarter 2018 were $27.6 million, compared to $23.1 million in the same period of 2017, an increase of 20%. R&D expenses increased to $4.9 million from $4.3 million due to an increase in headcount expense and clinical trial activities. SG&A expenses increased to $22.8 million from $18.7 million, primarily due to an increase in headcount expense.

The balance of cash, cash equivalents and short-term investments was $104.0 million compared to $102.3 million at the start of the year.

Outlook

Intersect ENT continues to forecast 2018 revenue in the range of $106 to $109 million and gross margin of approximately 80%. The outlook for operating expenses is lowered to $110 to $111 million, from $113 to $115 million, reflecting timing of hiring and other expenses. The fourth quarter revenue outlook is in the range of $30.3 to $33.3 million, of which approximately 4% is expected from sales of the SINUVA (mometasone furoate) Sinus Implant.

Webcast and Conference Call Information

Intersect ENT will host a conference call at 8:00 a.m. ET (5:00 a.m. PT) to discuss the company’s third quarter 2018 results and business outlook. To access the conference call via the internet, go to the “Investor Relations” page of the company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 1-844-850-0548 and ask to join the Intersect ENT call. International callers may access the live call by dialing 1-412-317-5205. Participants may expedite telephone access by pre-registering for the call using the following link: http://dpregister.com/10125108.

A replay of the conference call may be accessed that same day after 10:00 a.m. ET at www.intersectENT.com or via phone at 1-877-344-7529 or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10125108. The dial-in replay will be available for a week after the call and via the internet for approximately one month.

About Intersect ENT

Intersect ENT is dedicated to transforming ear, nose and throat care by providing innovative, clinically meaningful therapies to physicians and patients. The company’s steroid releasing implants are designed to provide mechanical spacing and deliver targeted therapy to the site of disease. In addition, Intersect ENT is continuing to expand its portfolio of products based on the company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost-effective care.

For additional information on the company or the products including risks and benefits please visit www.IntersectENT.com. For more information about SINUVA, please visit www.SINUVA.com.

Intersect ENT®, PROPEL® and SINUVA® are registered trademarks of Intersect ENT, Inc.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth and financial outlook are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include Intersect ENT’s ability to provide solutions to improve surgical outcomes, Intersect ENT’s ability to expand the use and adoption of its current products and advance its pipeline, Intersect ENT’s ability to obtain and maintain FDA or other regulatory approvals, the ability to procure and maintain adequate coverage and reimbursement for our products and/or the procedures in which they are used, and Intersect ENT’s projections about 2018 full year and fourth quarter revenue, gross margin and operating expenses. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which are described in the company’s filings on Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

XENT-F

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105

ir@intersectENT.com

Intersect ENT, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$24,666	$22,313	$75,689	$66,772
Cost of sales	5,202	3,808	16,242	10,376

Gross profit	19,464	18,505	59,447	56,396
Gross margin	79%	83%	79%	84%

Operating expenses:
Selling, general and administrative	22,760	18,746	65,281	57,747
Research and development	4,872	4,346	13,519	12,742

Total operating expenses	27,632	23,092	78,800	70,489

Loss from operations	(8,168)	(4,587)	(19,353)	(14,093)
Interest income and other, net	572	326	1,461	882

Net loss	$(7,596)	$(4,261)	$(17,892)	$(13,211)

Net loss per share, basic and diluted	$(0.25)	$(0.15)	$(0.59)	$(0.46)

Weighted average common shares used to compute net loss per share, basic and diluted	30,475	29,269	30,208	28,978

Intersect ENT, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash, cash equivalents and short-term investments	$104,021	$102,320
Accounts receivable, net	14,393	16,589
Inventory	11,101	8,474
Prepaid expenses and other current assets	2,520	2,908

Total current assets	132,035	130,291
Property and equipment, net	5,128	4,848
Other non-current assets	501	436

Total assets	$137,664	$135,575

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,018	$3,400
Accrued compensation	12,204	13,152
Other current liabilities	1,279	1,125

Total current liabilities	17,501	17,677
Deferred rent and other non-current liabilities	356	679

Total liabilities	17,857	18,356
Total stockholders’ equity	119,807	117,219

Total liabilities and stockholders’ equity	$137,664	$135,575